Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Lilium N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, nominal value €0.01 per share	Rule 457(c)	75,000,000 (2)	$0.9340(1)	$70,046,250	$147.60 per $1,000,000	$10,338.83
Total Offering Amounts						$70,046,250		$10,338.83
Total Fees Previously Paid								—
Total Fee Offsets								$10,338.83
Net Fee Due								$0.00

*	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(1)	Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Class A Shares (as defined in the Registration Statement) as reported on the Nasdaq Global Select Market on April 29, 2024.

(2)	Represents 75,000,000 Class A Shares registered for resale by the selling shareholder named in the Registration Statement, consisting of (i) Class A Shares that may be issued to the selling shareholder pursuant to the SEPA and (ii) 1,000,000 Initial Commitment Shares (as defined in the Registration Statement).

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Data	Filing Date	Fee Offset Claimed	Security Type Associated with Fee	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Lilium N.V.	F-1	333-259889	September 29, 2021	N/A	$10,338.83	Equity	Class A Shares	(1)	$2,222,648,203.48
Fees Offset Sources	Lilium N.V.	F-1	333-259889		September 29, 2021						$264,738

(1)	The Registrant previously filed a registration statement on Form F-1 (File No. 333-259889), initially filed on September 29, 2021, amended on March 31, 2022 and initially declared effective on April 11, 2022 (the “Prior Registration Statement”), which registered (i) 52,143,054 Class A Shares for issuance by the Registrant in connection with the exercise or conversion of certain of its securities (the “Primary Shares”) for a proposed maximum aggregate offering price of $493,827,499 and (ii) and 201,805,118 Class A Shares for resale by the applicable selling security holder (the “Secondary Shares”) for a proposed maximum aggregate offering price of $1,938,872,941. The Prior Registration Statement was not fully used and 51,663,116 Primary Shares and 193,560,280 Secondary Shares were not sold, resulting in unsold aggregate offering amounts of $2,222,648,203.48. These unused amounts result, in the aggregate, in an available fee offset of $242,490.92 (the “Fee Offset”), representing approximately 91.6% of the registration fees on the Prior Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $10,338.83 of the fees associated with this Registration Statement from the filing fee previously paid by the Registrant associated with the unsold securities. The Registrant has terminated any offerings that included the unsold securities under the Prior Registration Statement. Inclusive of the fee offset associated with this Registration Statement, the Registrant has used $156,017.58 of the Fee Offset.